HomeStreet Reports Third Quarter 2023 Results
SEATTLE – October 30, 2023 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended September 30, 2023. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”

Operating Results
                  Third quarter 2023 compared to second quarter 2023
Reported Results:
•Net income (loss): $2.3 million compared to $(31.4) million
•Earnings (loss) per fully diluted share: $0.12 compared to $(1.67)
•Return on Average Equity ("ROAE"): 1.7% compared to (21.7)%
•Return on Average Assets ("ROAA"): 0.10% compared to (1.32)%
•Net interest margin: 1.74% compared to 1.93%
•Efficiency ratio: 98.3% compared to 93.7%

Core Results:(1)
•Net income: $2.3 million compared to $3.2 million
•Earnings per fully diluted share: $0.12 compared to $0.17
•Return on Average Tangible Equity ("ROATE"): 2.2% compared to 2.9%
•Return on Average Assets ("ROAA"): 0.10% compared to 0.13%

(1) Core net income, return on average tangible equity and core return on average assets are non-GAAP measures, for a reconciliation to the nearest comparable GAAP measure see "Non-GAAP financial measures in this earnings release.

“Our operating results for the quarter reflect the continuing adverse impact of the historically record velocity and magnitude of increases in short-term interest rates,” said Mark K. Mason HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “The high interest rate environment has significantly negatively impacted our net interest margin as well as loan volume in our residential and commercial mortgage banking businesses whose activity continues at historically low levels. To mitigate these challenges, we have reduced controllable expenses where possible, reduced staff to the minimum levels to transact current business volume in a safe and sound manner, raised new deposits through promotional products and focused our new loan origination activity primarily on floating rate products such as commercial loans, residential construction loans and home equity loans. Due to historically low levels of prepayments, our loan portfolio has remained stable even with our reduced level of originations.”

Financial Position
                    As of and for the quarter ended September 30, 2023
•Uninsured deposits were $535 million, or 8% of total deposits
•Excluding brokered deposits, total deposits decreased $137 million
•Loans held for investment ("LHFI"), remained stable
•Nonperforming assets to total assets: 0.42%
•Allowance for credit losses to LHFI: 0.55%
•Book value per share: $26.74
•Tangible book value per share: $26.18

“The deposit outflows we have experienced in 2023 were primarily due to depositors seeking higher yields and seasonal tax payments,” Mr. Mason stated. “With noninterest-bearing and low-cost deposits seeking higher yields, we have implemented a strategy to attract new deposits and retain existing deposits through promotional rate certificates of deposit accounts and money market accounts."

"Asset quality remained strong in the third quarter as total past due and nonaccrual loans and nonperforming assets all decreased in the quarter,” added Mr. Mason.” Today, we do not see any meaningful credit challenges on the horizon.”

Other	•Declared and paid a cash dividend of $0.10 per share in the third quarter

Conference Call
HomeStreet, Inc. (Nasdaq: HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday October 31, 2023, at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss third quarter 2023 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL https://www.netroadshow.com/events/login?show=b1fe096b&confId=55387 (or internationally at the following URL https://www.netroadshow.com/conferencing/global-numbers?confId=55387) or may join the call by dialing directly at 1-833-470-1428 shortly before 1:00 p.m. ET using Access Code 145364.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 754585.

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Select Income Statement Data:
Net interest income	$38,912	$43,476	$49,376	$55,687	$63,018
Provision for credit losses	(1,110)	(369)	593	3,798	—
Noninterest income	10,464	10,311	10,190	9,677	13,322
Noninterest expense	49,089	90,781	52,491	50,420	49,889
Net income (loss):
Before income tax (benefit) expense	1,397	(36,625)	6,482	11,146	26,451
Total	2,295	(31,442)	5,058	8,501	20,367
Net income (loss) per share - diluted	0.12	(1.67)	0.27	0.45	1.08
Core net income: (1)
Total	2,295	3,180	5,058	8,501	20,367
Core net income per share - diluted	0.12	0.17	0.27	0.45	1.08

Select Performance Ratios:
Return on average equity - annualized	1.7%	(21.7)%	3.5%	6.0%	13.4%
Return on average tangible equity - annualized (1)	2.2%	2.9%	4.1%	6.4%	14.2%
Return on average assets - annualized
Net income (loss)	0.10%	(1.32)%	0.22%	0.36%	0.91%
Core (1)	0.10%	0.13%	0.22%	0.36%	0.91%
Efficiency ratio (1)	98.3%	93.7%	87.2%	76.2%	68.4%
Net interest margin	1.74%	1.93%	2.23%	2.53%	3.00%

Other data:
Full-time equivalent employees ("FTE")	901	910	920	913	935

(1)Core net income, return on average tangible equity, core return on average assets, and the efficiency ratio are non-GAAP financial measures. For a reconciliation of core net income, core return on average assets and return on average tangible equity to the nearest comparable GAAP financial measure and the computation of the efficiency ratio see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Select Balance Sheet Data:
Loans held for sale	$33,879	$31,873	$24,253	$17,327	$13,787
Loans held for investment, net	7,400,501	7,395,151	7,444,882	7,384,820	7,175,881
Allowance for credit losses ("ACL")	40,000	41,500	41,500	41,500	37,606
Investment securities	1,294,634	1,397,051	1,477,004	1,400,212	1,311,941
Total assets	9,458,751	9,501,475	9,858,889	9,364,760	9,072,887
Deposits	6,745,551	6,670,033	7,056,603	7,451,919	6,610,231
Borrowings	1,873,000	1,972,000	1,878,000	1,016,000	1,569,000
Long-term debt	224,671	224,583	224,492	224,404	224,314
Total shareholders' equity	502,487	527,623	574,994	562,147	552,789
Other Data:
Book value per share	$26.74	$28.10	$30.64	$30.01	$29.53
Tangible book value per share (1)	$26.18	$27.50	$27.87	$28.41	$27.92
Total equity to total assets	5.3%	5.6%	5.8%	6.0%	6.1%
Tangible common equity to tangible assets (1)	5.2%	5.4%	5.3%	5.7%	5.8%
Shares outstanding at end of period	18,794,030	18,776,597	18,767,811	18,730,380	18,717,557
Loans to deposit ratio	110.8%	112.0%	106.4%	99.9%	109.3%
Credit Quality:
ACL to total loans (2)	0.55%	0.57%	0.56%	0.57%	0.53%
ACL to nonaccrual loans	103.2%	104.3%	318.1%	412.7%	306.6%
Nonaccrual loans to total loans	0.52%	0.54%	0.17%	0.14%	0.17%
Nonperforming assets to total assets	0.42%	0.44%	0.15%	0.13%	0.15%
Nonperforming assets	$39,749	$41,469	$14,886	$11,893	$13,991
Regulatory Capital Ratios: (3)
Bank
Tier 1 leverage	8.51%	8.43%	8.47%	8.63%	9.15%
Total risk-based capital	14.03%	13.49%	12.37%	12.59%	12.57%
Common equity Tier 1 capital	13.32%	12.78%	11.71%	11.92%	11.96%
Company
Tier 1 leverage	7.03%	6.93%	6.92%	7.25%	7.61%
Total risk-based capital	12.67%	12.16%	11.16%	11.53%	11.43%
Common equity Tier 1 capital	9.55%	9.14%	8.36%	8.72%	8.66%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.
(3)Regulatory capital ratios at September 30, 2023 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2023	December 31, 2022

ASSETS
Cash and cash equivalents	$226,704	$72,828
Investment securities	1,294,634	1,400,212
Loans held for sale	33,879	17,327
Loans held for investment ("LHFI") (net of allowance for credit losses of $40,000 and $41,500)	7,400,501	7,384,820
Mortgage servicing rights	107,611	111,873
Premises and equipment, net	54,114	51,172
Other real estate owned	984	1,839
Goodwill and other intangibles	10,429	29,980
Other assets	329,895	294,709
Total assets	$9,458,751	$9,364,760
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$6,745,551	$7,451,919
Borrowings	1,873,000	1,016,000
Long-term debt	224,671	224,404
Accounts payable and other liabilities	113,042	110,290
Total liabilities	8,956,264	8,802,613
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,794,030 and 18,730,380 shares issued and outstanding	228,972	226,592
Retained earnings	400,533	435,085
Accumulated other comprehensive income (loss)	(127,018)	(99,530)
Total shareholders' equity	502,487	562,147
Total liabilities and shareholders' equity	$9,458,751	$9,364,760

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Interest income:
Loans	$85,899	$73,329	$254,250	$186,108
Investment securities	12,309	9,014	37,944	22,359
Cash, Fed Funds and other	2,498	1,060	6,270	1,655
Total interest income	100,706	83,403	298,464	210,122
Interest expense:
Deposits	33,840	8,321	98,603	13,498
Borrowings	27,954	12,064	68,097	19,004
Total interest expense	61,794	20,385	166,700	32,502
Net interest income	38,912	63,018	131,764	177,620
Provision for credit losses	(1,110)	—	(886)	(9,000)
Net interest income after provision for credit losses	40,022	63,018	132,650	186,620
Noninterest income:
Net gain on loan origination and sale activities	2,372	2,647	7,238	16,213
Loan servicing income	3,092	2,741	9,390	9,706
Deposit fees	2,455	2,223	7,817	6,516
Other	2,545	5,711	6,520	9,458
Total noninterest income	10,464	13,322	30,965	41,893
Noninterest expense:
Compensation and benefits	27,002	27,341	84,031	89,563
Information services	7,579	7,038	22,207	21,880
Occupancy	5,306	6,052	16,834	18,315
General, administrative and other	9,202	9,458	29,432	25,241
Goodwill impairment	—	—	39,857	—
Total noninterest expense	49,089	49,889	192,361	154,999
Income (loss) before income taxes	1,397	26,451	(28,746)	73,514
Income tax (benefit) expense	(898)	6,084	(4,657)	15,475
Net income (loss)	$2,295	$20,367	$(24,089)	$58,039

Net income (loss) per share:
Basic	$0.12	$1.09	$(1.28)	$3.05
Diluted	$0.12	$1.08	$(1.28)	$3.03
Weighted average shares outstanding:
Basic	18,792,893	18,716,864	18,774,593	19,000,007
Diluted	18,792,893	18,796,737	18,774,593	19,137,848

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Interest income:
Loans	$85,899	$85,813	$82,538	$80,733	$73,329
Investment securities	12,309	12,872	12,763	11,466	9,014
Cash, Fed Funds and other	2,498	2,022	1,750	1,967	1,060
Total interest income	100,706	100,707	97,051	94,166	83,403
Interest expense:
Deposits	33,840	35,393	29,370	18,515	8,321
Borrowings	27,954	21,838	18,305	19,964	12,064
Total interest expense	61,794	57,231	47,675	38,479	20,385
Net interest income	38,912	43,476	49,376	55,687	63,018
Provision for credit losses	(1,110)	(369)	593	3,798	—
Net interest income after provision for credit losses	40,022	43,845	48,783	51,889	63,018
Noninterest income:
Net gain on loan origination and sale activities	2,372	2,456	2,410	1,488	2,647
Loan servicing income	3,092	3,259	3,039	2,682	2,741
Deposit fees	2,455	2,704	2,658	2,359	2,223
Other	2,545	1,892	2,083	3,148	5,711
Total noninterest income	10,464	10,311	10,190	9,677	13,322
Noninterest expense:
Compensation and benefits	27,002	27,776	29,253	25,970	27,341
Information services	7,579	7,483	7,145	8,101	7,038
Occupancy	5,306	5,790	5,738	6,213	6,052
General, administrative and other	9,202	9,875	10,355	10,136	9,458
Goodwill impairment	—	39,857	—	—	—
Total noninterest expense	49,089	90,781	52,491	50,420	49,889
Income (loss) before income taxes	1,397	(36,625)	6,482	11,146	26,451
Income tax (benefit) expense	(898)	(5,183)	1,424	2,645	6,084
Net income (loss)	$2,295	$(31,442)	$5,058	$8,501	$20,367

Net income (loss) per share:
Basic	$0.12	$(1.67)	$0.27	$0.45	$1.09
Diluted	$0.12	$(1.67)	$0.27	$0.45	$1.08
Weighted average shares outstanding:
Basic	18,792,893	18,775,022	18,755,453	18,726,654	18,716,864
Diluted	18,792,893	18,775,022	18,771,899	18,753,147	18,796,737

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

	Quarter Ended September 30,		Nine Months Ended September 30,
Average Balances:	2023	2022	2023	2022
Investment securities	$1,356,410	$1,252,923	$1,417,438	$1,139,761
Loans	7,461,220	7,070,998	7,477,454	6,336,185
Total interest-earning assets	9,007,360	8,436,745	9,055,725	7,562,698
Total assets	9,433,648	8,899,684	9,508,701	8,075,150
Deposits: Interest-bearing	5,092,025	4,852,515	5,457,283	4,644,609
Deposits: Noninterest-bearing	1,430,834	1,576,387	1,459,506	1,662,465
Borrowings	2,051,584	1,530,449	1,677,276	790,907
Long-term debt	224,614	224,259	224,525	217,732
Total interest-bearing liabilities	7,368,223	6,607,223	7,359,084	5,653,248

Average Yield/Rate:
Investment securities	3.90%	3.22%	3.83%	2.97%
Loans	4.54%	4.09%	4.51%	3.90%
Total interest earning assets	4.46%	3.95%	4.42%	3.74%
Deposits: Interest-bearing	2.63%	0.68%	2.41%	0.39%
Total deposits	2.06%	0.51%	1.90%	0.29%
Borrowings	4.81%	2.43%	4.69%	1.99%
Long-term debt	5.49%	4.56%	5.37%	4.33%
Total interest-bearing liabilities	3.33%	1.22%	3.02%	0.76%
Net interest rate spread	1.13%	2.74%	1.40%	2.98%
Net interest margin	1.74%	3.00%	1.96%	3.17%

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Investment securities	$1,356,410	$1,444,819	$1,452,137	$1,362,861	$1,252,923
Loans	7,461,220	7,499,800	7,471,456	7,368,097	7,070,998
Total interest earning assets	9,007,360	9,109,807	9,050,484	8,890,221	8,436,745
Total assets	9,433,648	9,562,817	9,530,705	9,348,396	8,899,684
Deposits: Interest-bearing	5,092,025	5,584,825	5,701,701	5,227,039	4,852,515
Deposits: Noninterest-bearing	1,430,834	1,437,133	1,511,437	1,510,744	1,576,387
Borrowings	2,051,584	1,630,102	1,342,347	1,717,042	1,530,449
Long-term debt	224,614	224,523	224,435	224,345	224,259
Total interest-bearing liabilities	7,368,223	7,439,450	7,268,483	7,168,426	6,607,223

Average Yield/Rate:
Investment securities	3.90%	3.82%	3.78%	3.70%	3.22%
Loans	4.54%	4.56%	4.44%	4.32%	4.09%
Total interest earning assets	4.46%	4.45%	4.35%	4.24%	3.95%
Deposits: Interest-bearing	2.63%	2.54%	2.09%	1.40%	0.68%
Total deposits	2.06%	2.02%	1.65%	1.09%	0.51%
Borrowings	4.81%	4.62%	4.57%	3.93%	2.43%
Long-term debt	5.49%	5.34%	5.28%	4.96%	4.56%
Total interest-bearing liabilities	3.33%	3.08%	2.64%	2.12%	1.22%
Net interest rate spread	1.13%	1.37%	1.71%	2.12%	2.74%
Net interest margin	1.74%	1.93%	2.23%	2.53%	3.00%

Results of Operations

Third Quarter of 2023 Compared to the Second Quarter of 2023

Non-core amounts

During the second quarter of 2023, the non-core item is a $39.9 million goodwill impairment charge.

Our net income (loss) and income (loss) before taxes were $2.3 million and $1.4 million, respectively, in the third quarter of 2023, as compared to $(31.4) million and $(36.6) million, respectively, in the second quarter of 2023. Our core net income and core income before taxes in the third quarter of 2023 were $2.3 million and $1.4 million, respectively, as compared to $3.2 million and $3.2 million, respectively, in the second quarter of 2023, which excludes the impact of the goodwill impairment charge. The $1.8 million decrease in core income before taxes was due to lower net interest income which was partially offset by a larger recovery of allowance for credit losses and lower noninterest expense.

The income tax benefit realized in the third quarter of 2023 was due to the recognition of return to accrual differences related to tax exempt income. Our effective tax rate for the second quarter of 2023 of 14.2% was significantly impacted by the goodwill impairment charge, a portion of which was not deductible for tax purposes. Our core income effective tax rate for the second quarter of 2023 was 1.6%, which is lower than our statutory tax rate of 24.7% primarily due to the significantly higher proportion of tax exempt revenues in comparison to our overall core income before tax.

Our net interest income in the third quarter of 2023 was $4.6 million lower than the second quarter of 2023 due to a decrease in our net interest margin from 1.93% to 1.74%. The decrease in our net interest margin was due to a 25 basis point increase in the cost of interest-bearing liabilities caused in part by an increase in the proportion of higher cost borrowings to the total balance of interest-bearing liabilities. The increase in the cost of interest-bearing liabilities was due to overall higher deposit, long term debt and borrowing costs. During the third quarter, the cost of deposits increased 4 basis points during the third quarter, the cost of long term debt increased 15 basis points and the cost of borrowings increased 19 basis points. The increases in the rates paid on interest-bearing liabilities were due to the significant increases in market interest rates during 2023.

A $1.1 million recovery of our allowance for credit losses was recognized during the third quarter of 2023 compared to a $0.4 million recovery of our allowance for credit losses in the second quarter of 2023. The recovery for the third quarter of 2023 was primarily due to reduced levels of higher risk land and development loans which resulted in lower expected losses. The recovery in the second quarter of 2023 reflects a decrease in our unfunded commitment reserve as our allowance for credit losses remained unchanged at $41.5 million and our net charge-offs realized in the quarter were nominal.

Noninterest income in the third quarter of 2023 was consistent with the second quarter of 2023.

The $41.7 million decrease in noninterest expenses in the third quarter of 2023, as compared to the second quarter of 2023 was primarily due to a $39.9 million goodwill impairment charge in the second quarter of 2023.

Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

Non-core amounts

During the nine months ended September 30, 2023, the non-core item is a $39.9 million goodwill impairment charge.

Our net income (loss) and income (loss) before taxes were $(24.1) million and $(28.7) million, respectively, in the nine months ended September 30, 2023, as compared to $58.0 million and $73.5 million, respectively, in the nine months ended September 30, 2022. Our core net income and core income before taxes in the nine months ended September 30, 2023, which excludes the impact of the goodwill impairment charge, was $10.5 million and $11.1 million, as compared to $58.0 million and $73.5 million, respectively, in the nine months ended September 30, 2022. The $62.4 million decrease in core income before taxes was due to a lower net interest income, a lower recovery of provision for credit losses and lower noninterest income, partially offset by lower noninterest expense.
Our effective tax rate of 16.2% during the nine months ended September 30, 2023 was significantly impacted by the goodwill impairment charge, a portion of which was not deductible for tax purposes. Our core income effective tax rate for the first nine months of 2023 and 2022 was 5.2% and 21.1% respectively, which is lower than our statutory tax rate of 24.7% and 25.3%, respectively, primarily due to the significantly higher proportion of tax exempt revenues in comparison to our overall core income before tax. Our effective tax rate in the nine months ended September 30, 2022 was also lower than the statutory rate due to the benefits of tax advantaged investments and reductions in taxes on income related to excess tax benefits resulting from the vesting of stock awards during the period.

Net interest income for the nine months ended September 30, 2023 decreased $45.9 million as compared to the nine months ended September 30, 2022 due primarily to a decrease in our net interest margin partially offset by increases in the average balance of interest earning assets. The increase in interest-earning assets was due to loan originations and purchases of investment securities during 2022. Our net interest margin decreased from 3.17% in the nine months ended September 30, 2022 to 1.96% in the nine months ended September 30, 2023 due to a 226 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a 68 basis point increase in the yield on interest earning assets. Yields on interest-earning assets increased as the yields on loan originations during the last two years were higher than the rates of our existing portfolio of loans and yields on adjustable rate loans increased due to increases in the indexes on which their pricing is based. The higher yields on our investment securities were primarily due to adjustments to yields realized from longer estimated lives of certain securities and the yields of securities purchased during the past year being higher than the yields on our existing portfolio. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs, higher borrowing costs and an increase in the proportion of higher cost borrowings used as our sources of funding. The increases in the rates paid on deposits were due to the significant increase in market interest rates over the prior year and the decrease in the proportion of noninterest-bearing deposits to total deposits. Our average borrowings increased by $886 million to fund the growth of our loan portfolio and investment securities. Our cost of borrowings increased from 199 basis points during the nine months ended September 30, 2022 to 469 basis points during the nine months ended September 30, 2023 due to the significant increase in market interest rates during the last two years.

A $0.9 million recovery of our allowance for credit losses was recognized during the nine months ended September 30, 2023 compared to a $9.0 million recovery of our allowance for credit losses in the nine months ended September 30, 2022. The recovery of our allowance for credit losses in 2023 was the result of economic conditions performing better than expected, improved single-family collateral forecasts, changes in portfolio composition and a decrease in our unfunded commitment reserve offset slightly by deteriorated commercial collateral conditions. The recovery of our allowance for credit losses in 2022 was the result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio.

The decrease in noninterest income for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 was due to a decrease in gain on loan origination and sale activities and other income, which was partially offset by higher deposit fees. The $9.0 million decrease in gain on loan origination and sale activities was due to a $5.2 million decrease in single family gain on loan origination and sale activities and a $3.7 million decrease in commercial real estate and commercial and industrial gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume as a result of the effects of increasing mortgage interest rates. The decrease in commercial real estate and commercial and industrial gain on loan origination and sale activities was primarily due to an 87% decrease in loans sold volume as a result of increasing interest rates. The $2.9 million decrease in other income was primarily due to a $4.3 million gain on sale of branches realized in the nine months ended September 30, 2022. The $1.3 million increase in deposit fee income was primarily due to higher early withdrawals fees.

The $37.4 million increase in noninterest expenses in the nine months ended September 30, 2023 as compared to nine months ended September 30, 2022 was due to a $39.9 million goodwill impairment charge and higher general, administrative and other costs which were partially offset by lower compensation and benefit costs and occupancy costs. The $5.5 million decrease in compensation and benefit costs was primarily due to reduced commission expense on lower loan origination volumes in our single family mortgage operations, lower staffing levels and lower bonus expense, which were partially offset by wage increases given in the first nine months of 2023 and a reduction in deferred costs due to lower levels of loan production. The increase in general, administrative and other costs was primarily due to higher FDIC fees due to our larger asset base, which were partially offset by a reduction in legal fees due to charges related to nonrecurring costs expended on litigation activities and legal matters in the nine months ended September 30, 2022.

Financial Position

During the nine months ended September 30, 2023, our total assets increased $94 million due primarily to a $154 million increase in cash. Loans held for investment were relatively unchanged as $1.0 billion of originations was offset by prepayments and scheduled payments of $1.0 billion. During the first nine months of 2023 total liabilities increased $154 million due to an increase in borrowings, partially offset by a decrease in deposits. The $706 million decrease in deposits was due to a $473 million decrease in brokered certificates of deposit and a $1.1 billion decrease in non-certificates of deposit balances which were partially offset by a $455 million increase in certificates of deposit balances related to our promotional products. The decrease in deposits was offset by $373 million in deposits that we acquired as part of the branch acquisition in the first quarter of 2023. The $857 million of additional borrowings were used to replace maturing brokered deposits and increase our on-balance sheet cash balances.

Loans Held for Investment ("LHFI")

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Commercial real estate ("CRE")
Non-owner occupied CRE	$633,083	$650,710	$652,284	$658,085	$666,394
Multifamily	3,957,209	3,966,894	3,975,654	3,975,754	3,923,946
Construction/land development	566,289	576,432	607,559	627,663	590,092
Total	5,156,581	5,194,036	5,235,497	5,261,502	5,180,432
Commercial and industrial loans
Owner occupied CRE	428,253	434,400	438,147	443,363	432,114
Commercial business	385,148	371,779	392,837	359,747	361,635
Total	813,401	806,179	830,984	803,110	793,749
Consumer loans
Single family (1)	1,099,644	1,068,229	1,057,579	1,009,001	907,044
Home equity and other	370,875	368,207	362,322	352,707	332,262
Total	1,470,519	1,436,436	1,419,901	1,361,708	1,239,306
Total LHFI	7,440,501	7,436,651	7,486,382	7,426,320	7,213,487
Allowance for credit losses ("ACL")	(40,000)	(41,500)	(41,500)	(41,500)	(37,606)
Total LHFI less ACL	$7,400,501	$7,395,151	$7,444,882	$7,384,820	$7,175,881
(1)Includes $1.2 million, $1.3 million, $5.2 million, $5.9 million and $5.8 million of single family loans that are carried at fair value at September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022, respectively.

Loan Roll-forward

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Loans - beginning balance	$7,436,651	$7,486,382	$7,426,320	$7,213,487	$6,759,737
Originations and advances	329,294	327,949	345,461	611,954	914,129
Transfers (to) from loans held for sale	466	(2,973)	—	150	(4,677)
Payoffs, paydowns and other	(325,312)	(374,484)	(284,725)	(398,745)	(455,607)
Charge-offs and transfers to OREO	(598)	(223)	(674)	(526)	(95)
Loans - ending balance	$7,440,501	$7,436,651	$7,486,382	$7,426,320	$7,213,487

Loan Originations and Advances

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023 (1)	December 31, 2022	September 30, 2022

CRE
Non-owner occupied CRE	$2,315	$2,371	$2,934	$406	$11,003
Multifamily	44,356	65,635	18,239	188,392	473,733
Construction/land development	155,460	152,907	153,458	186,313	208,057
Total	202,131	220,913	174,631	375,111	692,793
Commercial and industrial loans
Owner occupied CRE	2,242	8,622	7,133	21,144	11,176
Commercial business	34,255	14,722	57,698	40,648	36,144
Total	36,497	23,344	64,831	61,792	47,320
Consumer loans
Single family	57,483	45,055	67,410	128,829	118,727
Home equity and other	33,183	38,637	38,589	46,222	55,289
Total	90,666	83,692	105,999	175,051	174,016
Total loan originations and advances	$329,294	$327,949	$345,461	$611,954	$914,129
(1)    Includes $17.1 million and $3.4 million, respectively, of consumer loans and commercial and industrial loans purchased in our first quarter 2023 branch acquisition.

Credit Quality
During the third quarter, our ratios of nonperforming assets to total assets and total loans delinquent over 30 days, including nonaccrual loans decreased. As of September 30, 2023, our ratio of nonperforming assets to total assets was 0.42%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.64%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

September 30, 2023
Total loans held for investment	$4,081	$1,613	$3,337	$38,765	$47,796	$7,392,705	$7,440,501
%	0.06%	0.02%	0.04%	0.52%	0.64%	99.36%	100.00%

June 30, 2023
Total loans held for investment	$3,908	$1,257	$4,715	$39,772	$49,652	$7,386,999	$7,436,651
%	0.05%	0.02%	0.06%	0.54%	0.67%	99.33%	100.00%
(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $10.2 million and $11.3 million at September 30, 2023 and June 30, 2023, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Allowance for credit losses
Beginning balance	$41,500	$41,500	$41,500	$37,606	$37,355
Provision for credit losses	(990)	111	589	4,195	249
Recoveries (charge-offs), net	(510)	(111)	(589)	(301)	2
Ending balance	$40,000	$41,500	$41,500	$41,500	$37,606

Allowance for unfunded commitments:
Beginning balance	$1,721	$2,201	$2,197	$2,594	$2,843
Provision for credit losses	(120)	(480)	4	(397)	(249)
Ending balance	$1,601	$1,721	$2,201	$2,197	$2,594

Provision for credit losses:
Allowance for credit losses - loans	$(990)	$111	$589	$4,195	$249
Allowance for unfunded commitments	(120)	(480)	4	(397)	(249)
Total	$(1,110)	$(369)	$593	$3,798	$—

Allocation of Allowance for Credit Losses by Product Type

	September 30, 2023		June 30, 2023		March 31, 2023
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$2,365	0.37%	$2,242	0.34%	$2,608	0.40%
Multifamily	10,706	0.27%	9,695	0.24%	9,787	0.25%
Construction/land development
Multifamily construction	1,592	1.12%	1,566	1.29%	1,345	1.23%
CRE construction	153	0.83%	169	0.84%	204	1.02%
Single family construction	9,745	3.63%	11,067	4.02%	12,525	3.82%
Single family construction to perm	991	0.72%	1,421	0.89%	1,211	0.80%
Total CRE	25,552	0.50%	26,160	0.50%	27,680	0.53%
Owner occupied CRE	1,102	0.26%	930	0.21%	910	0.21%
Commercial business	3,601	0.94%	3,837	1.04%	3,416	0.88%
Total commercial and industrial	4,703	0.58%	4,767	0.60%	4,326	0.52%
Single family	5,783	0.58%	6,617	0.68%	5,804	0.61%
Home equity and other	3,962	1.07%	3,956	1.07%	3,690	1.02%
Total consumer	9,745	0.71%	10,573	0.79%	9,494	0.72%
Total	$40,000	0.55%	$41,500	0.57%	$41,500	0.56%
(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Loan originations
Single family loans	$95,917	$96,750	$72,814	$51,647	$110,011
Commercial and industrial and CRE loans	11,863	4,906	6,150	20,864	15,332
Loans sold
Single family loans	101,575	92,787	63,473	51,427	131,228
Commercial and industrial and CRE loans (1)	2,821	4,649	8,750	16,228	29,965
Net gain on loan origination and sale activities
Single family loans	2,267	2,171	2,218	1,158	1,778
Commercial and industrial and CRE loans (1)	105	285	192	330	869
Total	$2,372	$2,456	$2,410	$1,488	$2,647
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Single family servicing income, net:
Servicing fees and other	$3,852	$3,868	$3,923	$3,928	$3,986
Changes - amortization (1)	(1,564)	(1,626)	(1,684)	(1,899)	(2,112)
Net	2,288	2,242	2,239	2,029	1,874
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	785	1,320	(311)	124	1,989
Net gain (loss) from derivatives hedging	(1,160)	(1,592)	(81)	(309)	(2,981)
Subtotal	(375)	(272)	(392)	(185)	(992)
Single family servicing income	1,913	1,970	1,847	1,844	882
Commercial loan servicing income:
Servicing fees and other	2,553	2,724	2,746	2,653	3,687
Amortization of capitalized MSRs	(1,374)	(1,435)	(1,554)	(1,815)	(1,828)
Total	1,179	1,289	1,192	838	1,859
Total loan servicing income	$3,092	$3,259	$3,039	$2,682	$2,741
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Single Family MSRs
Beginning balance	$76,314	$75,701	$76,617	$77,811	$76,481
Additions and amortization:
Originations	935	919	619	581	1,453
Purchases	—	—	460	—	—
Changes - amortization (1)	(1,564)	(1,626)	(1,684)	(1,899)	(2,112)
Net additions and amortization	(629)	(707)	(605)	(1,318)	(659)
Change in fair value due to assumptions (2)	785	1,320	(311)	124	1,989
Ending balance	$76,470	$76,314	$75,701	$76,617	$77,811
Ratio to related loans serviced for others	1.43%	1.42%	1.40%	1.41%	1.42%

Multifamily and SBA MSRs
Beginning balance	$32,477	$33,839	$35,256	$36,819	38,130
Originations	38	73	137	252	517
Amortization	(1,374)	(1,435)	(1,554)	(1,815)	(1,828)
Ending balance	$31,141	$32,477	$33,839	$35,256	$36,819
Ratio to related loans serviced for others	1.64%	1.70%	1.77%	1.82%	1.86%
(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Deposits by Product:
Noninterest-bearing demand deposits	$1,437,057	$1,410,369	$1,479,428	$1,399,912	$1,547,642
Interest-bearing:
Interest-bearing demand deposits	352,529	370,747	496,504	466,490	514,912
Savings	284,663	300,007	323,373	258,977	275,399
Money market	1,723,924	1,863,762	2,097,055	2,383,209	2,551,961
Certificates of deposit:
Brokered deposits	973,314	760,826	885,314	1,446,528	511,920
Other	1,974,064	1,964,322	1,774,929	1,496,803	1,208,397
Total interest-bearing deposits	5,308,494	5,259,664	5,577,175	6,052,007	5,062,589
Total deposits	$6,745,551	$6,670,033	$7,056,603	$7,451,919	$6,610,231

Percent of total deposits:
Noninterest-bearing demand deposits	21.3%	21.1%	21.0%	18.8%	23.4%
Interest-bearing:
Interest-bearing demand deposits	5.2%	5.6%	7.0%	6.2%	7.8%
Savings	4.2%	4.5%	4.6%	3.5%	4.2%
Money market	25.6%	27.9%	29.7%	32.0%	38.6%
Certificates of deposit
Brokered deposits	14.4%	11.4%	12.5%	19.4%	7.7%
Other	29.3%	29.5%	25.2%	20.1%	18.3%
Total interest-bearing deposits	78.7%	78.9%	79.0%	81.2%	76.6%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this earnings release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; (ii) core income and effective tax rate on core income before taxes, which excludes goodwill impairment charges and the related tax impact as we believe this measure is a better comparison to be used for projecting future results and (iii) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this earnings release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended					Nine Months Ended
(in thousands, except share and per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022

Core net income
Net income (loss)	$2,295	$(31,442)	$5,058	$8,501	$20,367	$(24,089)	$58,039
Adjustments (tax effected)
Goodwill impairment charge	—	34,622	—	—	—	34,622	—
Total	$2,295	$3,180	$5,058	$8,501	$20,367	$10,533	$58,039

Core diluted earnings per share
Fully diluted shares	18,792,893	18,775,022	18,771,899	18,753,147	18,796,737	18,774,593	19,137,848

Ratio	$0.12	$0.17	$0.27	$0.45	$1.08	$0.56	$3.03

Return on average tangible equity (annualized)
Average shareholders' equity	$535,369	$582,172	$578,533	$565,950	$603,278	$565,200	$634,831
Less: Average goodwill and other intangibles	(10,917)	(51,138)	(30,969)	(30,133)	(30,602)	(30,934)	(31,198)
Average tangible equity	$524,452	$531,034	$547,564	$535,817	$572,676	$534,266	$603,633

Core net income (per above)	2,295	3,180	5,058	8,501	20,367	10,533	58,039
Adjustments (tax effected)
Amortization of core deposit intangibles	614	614	459	183	186	1,687	568
Tangible income applicable to shareholders	$2,909	$3,794	$5,517	$8,684	$20,553	$12,220	$58,607

Ratio	2.2%	2.9%	4.1%	6.4%	14.2%	3.1%	13.0%

Efficiency ratio
Noninterest expense
Total	$49,089	$90,781	$52,491	$50,420	$49,889	$192,361	$154,999
Adjustments:
Goodwill impairment charge	—	(39,857)	—	—	—	(39,857)	—
State of Washington taxes	(572)	(526)	(555)	(597)	(629)	(1,653)	(1,714)
Adjusted total	$48,517	$50,398	$51,936	$49,823	$49,260	$150,851	$153,285

Total revenues
Net interest income	$38,912	$43,476	$49,376	$55,687	$63,018	131,764	177,620
Noninterest income	10,464	10,311	10,190	9,677	13,322	30,965	41,893
Gain on sale of branches	—	—	—	—	(4,270)	—	(4,270)
Adjusted total	$49,376	$53,787	$59,566	$65,364	$72,070	$162,729	$215,243

Ratio	98.3%	93.7%	87.2%	76.2%	68.4%	92.7%	71.2%

	As of or for the Quarter Ended					Nine Months Ended
(in thousands, except share and per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022

Return on average assets (annualized) - Core
Average Assets	$9,433,648	$9,562,817	$9,530,705	$9,348,396	$8,899,684	$9,508,701	$8,075,150
Core net income (per above)	2,295	3,180	5,058	8,501	20,367	10,533	58,039

Ratio	0.10%	0.13%	0.22%	0.36%	0.91%	0.15%	0.96%

Effective tax rate used in computations above (1)	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%

Tangible book value per share
Shareholders' equity	$502,487	$527,623	$574,994	$562,147	$552,789	$502,487	$552,789
Less: Goodwill and other intangibles	(10,429)	(11,217)	(51,862)	(29,980)	(30,215)	(10,429)	(30,215)
Tangible shareholders' equity	$492,058	$516,406	$523,132	$532,167	$522,574	$492,058	$522,574

Common shares outstanding	18,794,030	18,776,597	18,767,811	18,730,380	18,717,557	18,794,030	18,717,557

Computed amount	$26.18	$27.50	$27.87	$28.41	$27.92	$26.18	$27.92

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$492,058	$516,406	$523,132	$532,167	$522,574	$492,058	$522,574
Tangible assets
Total assets	$9,458,751	$9,501,475	$9,858,889	$9,364,760	$9,072,887	$9,458,751	$9,072,887
Less: Goodwill and other intangibles (per above)	(10,429)	(11,217)	(51,862)	(29,980)	(30,215)	(10,429)	(30,215)
Net	$9,448,322	$9,490,258	$9,807,027	$9,334,780	$9,042,672	$9,448,322	$9,042,672

Ratio	5.2%	5.4%	5.3%	5.7%	5.8%	5.2%	5.8%

(1) ) Effective tax rate indicated is used for all adjustments except the goodwill impairment charge as a portion of this charge was not deductible for tax purposes. Instead a computed effective rate of 13.1%was used for the goodwill impairment charge.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements in this earnings release (including but not limited to those found in the quotes of our Chief Executive Officer) that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, net interest margins, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers; (2) changes in the interest rate environment may reduce interest margins; (3) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, HomeStreet Bank (the “Bank”), through which substantially all of our operations are carried out; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) our ability to attract and retain key members of our senior management team; (6) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (19) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; (20) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock; and (21) the integration of our recently acquired branches in southern California. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of this Company's Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.